Exhibit 10.2

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”), dated as of December 15, 2021, is by and between Logiq, Inc. (“Logiq”), a Delaware corporation, and Lovarra (“Lova”), a Nevada corporation. Each of Logiq and Lova is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Logiq operates two distinct business units, (i) a platform (operated as CreateApp), which allows small-to-medium sized businesses (“SMBs”) to establish their point-of-presence on the web (“AppLogiq Business”), and (ii) a digital marketing analytics business that offers proprietary data management, audience targeting and other digital marketing services that improve an SMB’s discovery and branding within the vast e-commerce landscape (“DataLogiq Business”);

WHEREAS, the Board of Directors of Logiq has determined that it is in the best interests of Logiq and its shareholders to separate into two publicly traded companies (“Separation”):

(a)	Logiq, which will continue to conduct, directly and through its Subsidiaries, the DataLogiq Business; and

(b)	Lova, which will conduct, directly and through its Subsidiaries the AppLogiq Business;

WHEREAS, Logiq has contributed to Lova certain assets related to the AppLogiq Business in exchange for the assumption by Lova of liabilities associated with the AppLogiq Business (the “Contribution”);

WHEREAS, on the Distribution Date and subject to the terms and conditions of this Agreement, Logiq will distribute to the Record Holders (as defined in the Master Distribution Agreement), on a pro rata basis, all the outstanding common stock, par value $0.001, of Lova then owned by Logiq (the “Distribution”), and the Board of Directors of Logiq has approved such Distribution;

WHEREAS, prior to consummation of the Separation and the Distribution, Logiq will be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code that includes Lova; and

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” means an accounting firm as mutually agreed by the Parties.

“Acting Party” has the meaning set forth in Section 6.02(b).

“Adjustment” means any change in the Tax liability of a taxpayer, determined issue- by-issue or transaction-by-transaction, as the case may be.

“Aggregate Carryback Amount” has the meaning set forth in Section 4.02(c).

“Agreement” has the meaning set forth in the preamble.

“AppLogiq Business” has the meaning set forth in the preamble and also means the business and operations conducted by Logiq and its Subsidiaries prior to the Distribution comprising what is referred to in the Logiq 10-K as the AppLogiq Business segments.

“AppLogiq Entity” means a member of the AppLogiq Group.

“AppLogiq Group” has the meaning set forth in the Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback Amount” has the meaning set forth in Section 4.02(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Controlling Party” means Logiq or any other member of the Logiq Group with respect to any Mixed Business Tax Return and Single Business Tax Return related to the DataLogiq Business, and Lova or any other member of the AppLogiq Group with respect to any Single Business Tax Return related to the AppLogiq Business.

“DataLogiq Business” has the meaning set forth in the preamble and also means (i) the business and operations conducted by Logiq and its Subsidiaries prior to the Distribution comprising what is referred to in the Logiq 10-K as a digital marketing analytics business that offers proprietary data management, audience targeting and other digital marketing services that improve an SMB’s discovery and branding within the vast e-commerce landscape, (ii) the Rebel AI business, (iii) the Fixel AI business, (iv) any other business (other than the AppLogiq Business) directly conducted by any member of the Logiq Group as of or prior to the Distribution; and (iv) any business operation or assets that, at the time they were discontinued or sold, were not part of the AppLogiq Business as then reported in the Logiq 10-K.

“Distribution” has the meaning set forth in the preamble.

“Distribution Agreement” means the Master Distribution Agreement, dated as of the date of this Agreement, between the Parties.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article 3.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article 3.

“Information” has the meaning set forth in Section 6.01(a).

“Information Request” has the meaning set forth in Section 6.01(a).

“Interested Party” means Logiq or Lova (including any successor and/or assign of any of the foregoing), as the case may be, to the extent (i) such Person or a member of such Person’s group is not a Controlling Party with respect to a Tax Proceeding and (ii) such Person or a member of such Person’s group is (A) an Indemnifying Party or (B) an Indemnified Party.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Logiq” has the meaning set forth in the preamble.

“Logiq 10-K” means Logiq’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

“Logiq Allocable Portion” means, with respect to any Tax paid after the Distribution Date relating to a Mixed Business Tax Return, the amount of any such Tax less the AppLogiq Allocable Portion.

“Logiq Common Stock” means (i) all classes or series of outstanding common stock of Logiq for U.S. federal income tax purposes, including common stock and all other instruments treated as outstanding equity in Logiq for U.S. federal income tax purposes, and (ii) all options, warrants and other rights to acquire such stock.

“Logiq Entity” means a member of the Logiq Group.

“Logiq Group” means Logiq and each of its direct or indirect Subsidiaries that is not a member of the AppLogiq Group, and each Person that is or becomes a member of the Logiq Group after the Distribution, including any Person that is or was merged into Logiq or any direct or indirect Subsidiary that is not a member of the AppLogiq Group.

“Logiq Percentage” 100% minus the Lova Percentage.

“Logiq Taxes” means, without duplication, (i) 50% of all Transfer Taxes, (ii) the Logiq Allocable Portion of any Taxes in respect of a Mixed Business Tax Return, and (iii) any Taxes in respect of any Single Business Tax Return related to the DataLogiq Business.

“Lova” has the meaning set forth in the preamble.

“Lova Allocable Portion” means, with respect to any Tax paid after the Distribution Date or any Adjustments to Tax after the Distribution Date relating to a Mixed Business Tax Return, the amount of such Tax attributable to Lova, any AppLogiq Entity, or the AppLogiq Business, as determined taking into account historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local or foreign law. For purposes of determining the Lova Allocable Portion of any Tax related to a Pre-Closing Period or Straddle Period for which no Tax Return has been filed, the amount of the Lova Allocable Portion will be determined after subtracting the amount of the Tax (whether positive, or if a loss, negative) attributable to Lova, any AppLogiq Entity, or the AppLogiq Business as agreed to by the Parties with respect to the portion of the Tax year ending on December 31, 2021.

“Lova Common Stock” means (i) all classes or series of outstanding common stock of Lova for U.S. federal income tax purposes, including common stock and all other instruments treated as outstanding equity in Lova for U.S. federal income tax purposes, and (ii) all options, warrants and other rights to acquire such stock.

“Lova Percentage” means the percentage determined by the Logiq Board in its sole discretion.

“Lova Taxes” means, without duplication, (i) 50% of all Transfer Taxes, (ii) the Lova Allocable Portion of any Taxes in respect of a Mixed Business Tax Return, and (iii) any Taxes in respect of any Single Business Tax Return related to the AppLogiq Business.

“Mixed Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that relates to at least one asset or activity that is part of the DataLogiq Business, on the one hand, and at least one asset or activity that is part of the AppLogiq Business, on the other hand.

“Non-Acting Party” has the meaning set forth in Section 6.02(b).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.02(b).

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes, provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” means the period beginning at the effective time of the Distribution and ending on the two-year anniversary of the day after the Distribution Date.

“Separation” has the meaning set forth in the preamble.

“Separation Agreement” means the Separation Agreement, dated December 15, 2021, between the Parties.

“Single Business Tax Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that includes assets or activities relating only to the DataLogiq Business, on the one hand, or the AppLogiq Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, common stock, transfer, franchise, payroll, withholding, social security, value added, goods and services, consumption, and other taxes, (ii) any interest, penalties or additions attributable thereto and all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attribute” means a net operating loss, net capital loss, tax credit, earnings and profits, overall foreign loss, separate limitation loss, previously taxed income, or any item of income, gain, loss, deduction, credit, recapture or other item that may have the effect of increasing or decreasing any income Tax paid or payable.

“Tax Benefit” has the meaning set forth in Section 3.04.

“Tax Materials” has the meaning set forth in Section 6.01(a).

“Tax Matter” has the meaning set forth in Section 6.01(a)(i).

“Tax Package” means all relevant Tax-related information relating to the operations of the DataLogiq Business or the AppLogiq Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Separation or the Distribution, and paid after the Distribution Date.

“Treasury Regulations” means the final and temporary (but not proposed) Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Article II. Preparation, Filing and Payment of Taxes

Section 2.01 Responsibility of Parties to Prepare Tax Returns and Pay Taxing Authority.

(a) Logiq Tax Returns. Logiq shall prepare and file (or cause a Logiq Entity to prepare and file) all (i) Single Business Tax Returns relating to the DataLogiq Business and (ii) all Mixed Business Tax Returns, and shall pay (or cause such Logiq Entity to pay) all Taxes shown to be due and payable on such Tax Returns.

(b) Lova Tax Returns. Lova shall prepare and file (or cause an AppLogiq Entity to prepare and file) all Single Business Tax Returns relating to the AppLogiq Business, and shall pay (or cause such AppLogiq Entity to pay) all Taxes shown to be due and payable on such Tax Returns.

Section 2.02 Tax Return Procedures for Mixed Business Tax Returns.

(a) Logiq shall prepare all, if any, Mixed Business Tax Returns consistent with historical practice and the Tax Representation Letter unless otherwise required by Law or agreed to in writing by Lova. In the event that there is no historical practice for reporting a particular item or matter, Logiq shall determine the reporting of such item or matter provided that such determination is, in the reasonable opinion of Logiq, at least more likely than not to be sustained. In connection with the preparation of any Mixed Business Tax Return, Lova will assist and cooperate with Logiq with respect to Logiq’s preparation of any such Mixed Business Tax Return, including assisting Logiq in the preparation of a pro forma Tax Return for Lova and any AppLogiq Entity to be used in determining the Lova Allocable Portion with respect to such Mixed Business Tax Return.

(b) In connection with any Mixed Business Tax Return, no later than 30 days prior to the Due Date of each such Tax Return, Logiq shall make available or cause to be made available drafts of such Tax Return (together with all related work papers) and a document determining the Lova Allocable Portion of Taxes with respect to such Mixed Business Tax Return to Lova. The failure of Logiq to make available any such materials described in the preceding sentence to Lova within the time frame described in the preceding sentence shall not relieve Lova of any obligation which it may have to Logiq under this Agreement except to the extent that Lova is actually prejudiced by such failure. Lova shall have access to any and all data and information necessary for the preparation of any such Mixed Business Tax Returns and the Parties shall cooperate fully in the preparation and review of such Tax Returns. Subject to the preceding sentence, no later than 15 days after receipt of such Mixed Business Tax Returns (and related documents), Lova shall have a right to object to such Mixed Business Tax Return (or items with respect thereto, including the Lova Allocable Portion with respect to such Mixed Business Tax Return) by written notice to Logiq; such written notice shall contain such disputed item (or items) and the basis for its objection. Lova shall pay to Logiq no later than five days prior to the Due Date of each such Tax Return the Lova Allocable Portion of Taxes shown as due and payable on such Mixed Business Tax Return (net of any prepayment made against such amount).

(c) With respect to a Mixed Business Tax Return delivered by Logiq to Lova pursuant to Section 2.02(b), if Lova does not object by proper written notice described in Section 2.02(b), such Mixed Business Tax Return and the calculation of the Lova Allocable Portion with respect thereto shall be deemed to have been accepted and agreed upon, and to be final and conclusive, for purposes of this Section 2.02 (c). If Lova does object by proper written notice described in Section 2.02(b), Logiq and Lova shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if Logiq and Lova have not resolved the disputed item or items by the day five days prior to the Due Date of such Mixed Business Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 2.02(a) (revised to reflect all initially disputed items that Logiq and Lova have agreed upon prior to such date). In the event that a Mixed Business Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 2.02(b) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 7.01 (interpreted without regard to the requirement that the Accounting Firm render a determination no later than the Due Date of the Tax Return at issue). In the event that the resolution of such disputed item (or items) in accordance with Section 7.01 with respect to a Mixed Business Tax Return is inconsistent with such Mixed Business Tax Return as filed, Logiq (with cooperation from Lova, if necessary) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Mixed Business Tax Return is adjusted as a result of a resolution pursuant to this Section 2.02(c), proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.

Section 2.03 Expenses. Except as provided otherwise herein or in the Distribution Agreement, each Party shall bear its own expenses incurred in connection with this Article 2.

Section 2.04 Coordination with Article 4. This Article 2 shall not apply to any amended Tax Returns, other than such Tax Returns required to be amended under Section 2.02(c), all other such amended Tax Returns governed by Article 4.

Article III. Payment of Taxes and Indemnification.

Section 3.01 Payment and Indemnification by Logiq. Logiq shall pay, and shall indemnify and hold the AppLogiq Group harmless from and against, without duplication, all Logiq Taxes, (b) all Taxes incurred by Lova or any AppLogiq Entity by reason of the breach by Logiq of any of its representations, warranties or covenants hereunder, and (c) any external costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses but excluding any expenses described in Section 2.03).

Section 3.02 Payment and Indemnification by Lova. Lova shall pay, and shall indemnify and hold the Logiq Group harmless from and against, without duplication, (a) all Lova Taxes, (b) all Taxes incurred by Logiq or any Logiq Entity by reason of the breach by Lova of any of its representations, warranties or covenants hereunder, and (c) any external costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses but excluding any expenses described in Section 2.03).

Section 3.03 Timing of Tax Payments. Unless otherwise provided in this Agreement, in the event that a Party (the “Indemnifying Party”) is required to make a payment to another Party (the “Indemnified Party”) pursuant to this Article 3, the Indemnified Party shall deliver written notice of the payments to the Indemnifying Party, including proof of payment to the Taxing Authority, in accordance with Section 7.19 on the last day of the calendar quarter in which the obligation giving rise to the indemnification payment must be satisfied, and the Indemnifying Party shall be required to make payment to the Indemnified Party within 10 days after notice of such payment is delivered to the Indemnifying Party.

Section 3.04 Characterization of and Adjustments to Payments. For all Tax purposes, Logiq and Lova agree to treat (a) any payment required by this Agreement or any indemnity payments required by the Separation Agreement or Distribution Agreement (other than payments pursuant to Section 7.03) as either a contribution by Logiq to Lova or a distribution by Lova to Logiq, as the case may be, occurring immediately prior to the Distribution Date. Except as otherwise provided, any payment under this Agreement shall be decreased to take into account any reduction in taxable income of the Indemnified Party arising from the payment by the Indemnified Party of such indemnified liability and increased to take into account any inclusion in taxable income of the Indemnified Party arising from the receipt of such indemnity payment if there is any such increase notwithstanding the first sentence of this Section 3.04 (collectively, “Tax Benefits”). Any Tax Benefit shall be determined (i) using the flat U.S. federal corporate income tax rate (or, the highest applicable marginal U.S. federal corporate income tax rate in effect at the time of the determination, if different, and excluding any state income tax effect of such inclusion or reduction) and assuming that the Indemnified Party will be liable for Taxes at such rate, the Indemnified Party has sufficient taxable income to use any tax deduction, and has no other relevant Tax Attributes at the time of the determination.

Article IV. Refunds, Carrybacks, Amendments and Tax Attributes.

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, Logiq shall be entitled to all Refunds of Taxes with respect to which Logiq would be liable for payment under Article 3 if such Taxes were paid after the Distribution Date, and Lova shall be entitled to all Refunds of Taxes with respect to which Lova would be liable for payment under Article 3 if such Taxes were paid after the Distribution Date. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay to the other Party the amount to which such other Party is entitled within 10 days after the receipt of the Refund.

(b) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable by such Party (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(c) In the event of an Adjustment relating to Taxes for which one Party is or may be liable pursuant to Article 3 would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article 3 (the “Benefited Party”), then the Benefited Party shall pay to the other Party within 10 days of the Final Determination of such Adjustment an amount equal to the lesser of (a) the amount of such hypothetical Refund or (b) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date to the other Party.

(d) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or as the result of a Tax Proceeding, such reduction shall be allocated to the Party that was entitled to such Refund pursuant to this Section 4.01 and an appropriate adjusting payment shall be made by such Party to the other Party if the other Party originally paid the Refund to such Party. For the avoidance of doubt, this Section 4.01(d) is intended to make whole the other Party that was not entitled to the Refund.

Section 4.02 Carrybacks.

(a) Subject to Logiq’s discretion to file an amended Tax return under Section 4.03, each Party is permitted (but not required) to carry back (or to cause its Subsidiaries to carry back) a loss, credit, or other Tax Attribute realized in a Post-Closing Period or a Straddle Period to a Pre-Closing Period or a Straddle Period; provided, however, that if such carryback would reasonably be expected to adversely impact the other Party (including through an increase in Taxes or a loss or reduction in the utilization of a loss, credit, or other Tax Attribute regardless of whether or when such loss, credit, or other Tax Attribute otherwise would have been used), such carryback shall not be permitted without first obtaining the prior written consent of such other Party, which consent shall not be unreasonably withheld or delayed.

(b) (i) Refunds for Carrybacks. Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the AppLogiq Group chooses to (or is required to under applicable Law), and is permitted to under Sections 4.02(a) and 4.03, carry back a loss, credit, or other Tax Attribute to a Mixed Business Tax Return, Logiq shall cooperate with Lova and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return at Lova’s cost and expense). Lova (or such member) shall be entitled to any Refund realized by any member of the Logiq Group or AppLogiq Group as a result of the carryback.

(ii)   Subject to Sections 4.02(c) and 4.02(d), in the event that any member of the Logiq Group chooses to (or is required to under applicable Law), and is permitted to under Sections 4.02(a) and 4.03, carry back a loss, credit, or other Tax Attribute to a Mixed Business Tax Return, Lova shall cooperate with Logiq and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from a permitted carryback (including by filing an amended Tax Return at Logiq’s cost and expense). Logiq shall be entitled to any Refund realized by any member of the AppLogiq Group or Logiq Group as a result of the carryback.

(c) Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the DataLogiq Business and the AppLogiq Business both would be eligible to be carried back or carried forward to the same Pre-Closing Period or Straddle Period (had such carryback been the only carryback to such taxable period) (such amount for each of the DataLogiq Business and the AppLogiq Business separately referred to as the “Carryback Amount” and the sum of both amounts returned to as the “Aggregate Carryback Amount”), any Refund resulting therefrom shall be allocated between Logiq and Lova proportionately based on the ratio of the DataLogiq Business Carryback Amount to the Aggregate Carryback Amount and the AppLogiq Business Carryback Amount to the Aggregate Carryback Amount, respectively. Appropriate adjustments to the allocation of any Refund under the preceding sentence shall be made if the carryback results in any additional Tax Attributes being allocated to the Logiq Group or the AppLogiq Group (for example, under the regulations applicable to U.S. federal consolidated income tax returns) to the extent necessary to cause the Logiq Group, on the one hand, and the AppLogiq Group, on the other hand, to proportionately benefit from such carryback.

(d) To the extent the amount of any Refund under this Section 4.02 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.02.

Section 4.03 Amended Tax Returns.

(a) Mixed Business Tax Returns. Logiq shall, in its sole discretion, be permitted to amend, or to cause Lova or any AppLogiq Entity to amend (and Lova shall, if Logiq so chooses, amend or cause the applicable AppLogiq Entity to amend), any Mixed Business Tax Return; provided, however, that unless otherwise required by a Final Determination, Logiq shall not be permitted to so amend any such Mixed Business Tax Return to the extent that any such amendment or filing (i) would reasonably be expected to materially adversely impact Lova (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (ii) would be inconsistent with historical practice, or (iii) would be inconsistent with the Tax Representation Letter, in each case without the prior written consent of Lova, which consent shall not be unreasonably withheld or delayed. If requested in writing by Lova at least 60 days prior to the expiration of the applicable statute of limitations, Logiq shall amend any Mixed Business Tax Return to reflect changes proposed by Lova; provided, however, that Lova shall reimburse Logiq for all reasonable out-of-pocket costs and expenses incurred by Logiq in amending such Mixed Business Tax Return; provided, further, that unless otherwise required by a Final Determination, Logiq shall not be required to so amend any such Mixed Business Tax Return to the extent that any such amendment (A) would reasonably be expected to materially adversely impact Logiq (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), (B) would be inconsistent with historical practice, or (C) would be inconsistent with the Tax Representation Letter.

(b) Single Business Tax Returns.

(i) Logiq. Logiq shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Single Business Tax Return relating to the DataLogiq Business.

(ii) Lova. Lova shall, in its sole discretion, be permitted to amend (or cause or permit to be amended) any Single Business Tax Return relating to the AppLogiq Business.

Section 4.04 Tax Attributes.

(a) Tax Attributes arising in a Pre-Closing Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the Logiq Group and the AppLogiq Group in accordance with historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign Law. Logiq and Lova shall jointly determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Distribution Date, and shall compute all Taxes for a Post-Closing Period and Straddle Period consistently with that determination unless otherwise required by a Final Determination.

(b) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.04(a).

(c) Notwithstanding anything to the contrary in this Agreement, Logiq shall at all times be entitled to any Tax deduction or credit, as the case may be, relating to the exercise of Logiq Common Stock compensatory stock options, (ii) restricted stock that has vested (in whole or in part) on or prior to the Distribution Date, or (iii) restricted stock with respect to Logiq Common Stock. Lova shall be entitled to any Tax deduction or credit, as the case may be, relating to (A) the exercise of Lova Common Stock compensatory stock options or (B) restricted stock with respect to Lova Common Stock. To the extent any Tax deduction that is described in either of the first two sentences of this Section 4.04(c) and claimed by the Party to whom the deduction is allocated under this section 4.04(c) is disallowed to such Party and a Taxing Authority makes a determination that the other Party is entitled to such deduction, the Party denied such deduction shall notify the other Party of the receipt of such determination, promptly after receipt thereof, and the Party for which the determination allows the Tax deduction shall pay to the other Party the amount of the Tax Benefit arising therefrom.

Article V. Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within 10 days after a Controlling Party (or its Subsidiary) becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Interested Party is responsible pursuant to Article 3, such Controlling Party shall provide notice to the Interested Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Interested Party copies of notices and communications relating to such Tax Proceeding. The failure of the Controlling Party to provide notice to the Interested Party of the commencement of any such Tax Proceeding within such 10-day period or promptly forward any further notices or communications shall not relieve the Interested Party of any obligation which it may have to the Controlling Party under this Agreement except to the extent that the Interested Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures. The Controlling Party, in its sole discretion, and at its own expense, shall be entitled to control, administer, contest, litigate, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding and any such actions taken by the Controlling Party shall be made diligently and in good faith; provided that the Controlling Party shall (a) keep the Interested Party informed in a timely manner of all actions proposed to be taken by the Controlling Party and shall permit the Interested Party to comment in advance on the Controlling Party’s oral or written submissions with respect to such Tax Proceeding, (b) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return, which is the subject of such Adjustment, as filed and timely provide the Interested Party with copies of any such correspondence or filings for the Interested Party’s prior review and comment and (c) provide the Interested Party with written notice reasonably in advance of, and the Interested Party shall have the right to attend and participate in, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment. Furthermore, the Controlling Party may not settle or otherwise resolve a Tax Proceeding with respect to an Adjustment that would reasonably be expected to impact the Tax liability of an Interested Party without the consent of such Interested Party, such consent not to be unreasonably withheld; provided that the Controlling Party shall be permitted to settle or otherwise resolve a Tax Proceeding if and when the only unsettled issue of such Tax Proceeding relates to an Adjustment for which an Interested Party has consent rights pursuant to the previous clause, but has not consented to settlement.

Section 5.03 Tax Proceeding Cooperation. Each Party shall act in good faith and use its reasonable best efforts to cooperate fully with the other Party (and its Subsidiaries) in connection with such Tax Proceeding and shall provide or cause its Subsidiaries to provide such information to each other as may be necessary or useful with respect to such Tax Proceeding in a timely manner, identify and provide access to potential witnesses, and other persons with knowledge and other information within its control and reasonably necessary to the resolution of the Tax Proceeding.

Article VI.   Cooperation

Section 6.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)   the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)   the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and (iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b) Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 6.02 Retention of Records. Logiq and Lova shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until 60 days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will provide notice to each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Article VII. Miscellaneous

Section 7.01 Dispute Resolution.

(a) Except as otherwise provided herein, in the event of any dispute between the Parties as to any matter covered by this Agreement, the dispute shall be governed exclusively by the procedures set forth in Section 7.01(b).

(b) With respect to any dispute governed by this Section 7.01(b), the Parties shall appoint an appropriately credentialed independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Logiq and Lova and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than 45 days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the historical practices of Logiq and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 7.02 Tax Sharing Agreements. Any Tax sharing, indemnification and similar agreements, written or unwritten, as between Logiq, on the one hand, and Lova or an AppLogiq Entity, on the other (other than this Agreement), shall be or shall have been terminated no later than the effective time of the Distribution and, after the effective time of the Distribution, none of Logiq, Lova or an AppLogiq Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 7.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

Section 7.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 90 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 7.05 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated by the board of directors of Logiq, in its sole and absolute discretion, at any time prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of its Group or any of its respective directors or officers) will have any liability or further obligation to the other Party (or member of its Group) with respect to this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 7.06 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

Section 7.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement and any annexes, exhibits, schedules and appendices hereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement will not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby other than those expressly set forth in this Agreement or in any document required to be delivered hereunder. Notwithstanding any oral agreement or course of action of the Parties or their representatives to the contrary, no Party to this Agreement will be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement and the Distribution Agreement and Separation Agreement, as applicable, will have been executed and delivered by each of the Parties. Except as specifically set forth in the Distribution Agreement and/or Separation Agreement, and except as provided in Section 7.15, all matters related to Taxes or Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement.

Except as provided in Section 7.15, in the event of a conflict between this Agreement and the Distribution Agreement with respect to such matters, this Agreement shall govern and control.

Section 7.08 Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent will be null and void. If any Party to this Agreement (or any of its successors or permitted assigns) (a) will consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (b) will transfer all or substantially all of its properties and/or assets to any Person, then, and in each such case, the Party (or its successors or permitted assigns, as applicable) will ensure that such Person assumes all of the obligations of such Party (or its successors or permitted assigns, as applicable) under this Agreement, in which case the consent described in the previous sentence will not be required.

Section 7.09 No Third-Party Beneficiaries. Except as provided in Article 3 with respect to the AppLogiq Group and the Logiq Group, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties and their respective Subsidiaries and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.10 Specific Performance. Subject to the provisions of Section 7.01, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties.

Section 7.11 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing expressly designated as an amendment hereto, signed on behalf of each Party hereto.

Section 7.12 Waiver. No failure or delay of either Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties (and the other members of their respective Groups) under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 7.13 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including any Schedules or Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Logiq and Lova have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 7.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.15 Coordination with the Separation Agreement and Distribution Agreement. To the extent any conflict arises between this Agreement and the Separation Agreement or Distribution Agreement, this Agreement shall control with regard to the content hereof.

Section 7.16 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution and Separation.

Section 7.17 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflicts of law rules thereof.

Section 7.18 Force Majeure. Neither Party hereto (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) undertake with commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 7.19 Notices(a). All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by electronic mail (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the respective Parties at the following addresses):

If to Logiq:

Logiq, Inc.

Attn: Brent Suen

85 Broad Street, 16-079

New York, NY 10004

Email: brent@logiq.com

If to Lova:

Lovarra

Attn: Matthew Brent

85 Broad Street, 16-079

New York, NY 10004

Email: matt@logiq.com

Section 7.20 No Circumvention. Each Party agrees not to directly or indirectly take any actions, act in concert with any Person who takes any action, or cause or allow any of its Subsidiaries to take any actions (including the failure to take any reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

Section 7.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

[This space intentionally blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

LOGIQ:

Logiq, Inc., a Delaware corporation

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	President

LOVA:

Lovarra, a Nevada corporation

By:	/s/ Matthew Brent
Name:	Matthew Brent
Title:	President

Signature Page to Tax Sharing Agreement